Exhibit 8.1

March 31, 2010

Limelight Networks, Inc.

2220 W. 14th Street

Tempe, AZ 85281

Ladies and Gentlemen:

We have acted as counsel to Limelight Networks, Inc., a Delaware corporation (“Parent”), in connection with the preparation and execution of the Agreement and Plan of Merger (the “Agreement”), made and entered into as of December 21, 2009 by and among Parent, Elvis Merger Sub One Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Limelight (“Merger Sub One”), Elvis Merger Sub Two LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Limelight (“Merger Sub Two”), EyeWonder, Inc., a Delaware corporation (“Company”), John Vincent, as stockholder representative and Deutsche Bank National Trust, as Escrow Agent. Pursuant to the Agreement, (i) Merger Sub One will be merged with and into Company (the “First Step Merger”), with Company as the surviving entity of the First Step Merger and as a wholly owned subsidiary of Parent and (ii) immediately following the First Step Merger and as part of a single integrated transaction with the First Step Merger, Parent will cause Company to merge with and into Merger Sub Two, a disregarded entity for U.S. federal income tax purposes, with Merger Sub Two continuing as the surviving entity (the “Second Step Merger”, and taken together with the First Step Merger, the “Merger”).

The Merger and certain other matters contemplated by the Agreement are described in the Registration Statement on Form S-4 (the “Registration Statement”) of Parent, which includes the Proxy Statement/Prospectus/Information Statement relating to the Merger (the “Proxy Statement/Prospectus”). This opinion is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement or the Registration Statement.

In connection with this opinion, we have examined and are familiar with the Agreement, the Registration Statement, and such other presently existing documents, records and matters of law as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed, without any independent investigation or examination thereof (i) that the Merger will be consummated in accordance with the provisions of the Agreement and in the manner contemplated by the Proxy Statement/Prospectus and will be effective under applicable state law, and that the parties have complied with and, if applicable, will continue to comply with, the covenants, conditions and other provisions contained in the Agreement without any waiver, breach or amendment thereof; (ii) the continuing truth and accuracy at all times through the Effective Time of the statements, representations and warranties made by Parent, Merger Sub One, Merger Sub Two, and Company in the Agreement or the Proxy Statement/Prospectus; (iii) the continuing truth and accuracy at all times through the Effective Time of the certificates of representations to be provided to us by Parent, Merger Sub One, Merger Sub Two and Company; and (iv) that any such statements, representations or warranties made “to the knowledge” or based on the belief or intention of Parent, Merger Sub One, Merger Sub Two, or Company or similarly qualified are true and accurate, and will continue to be true and accurate at all times through the Effective Time, without such qualification.

Based upon and subject to the foregoing, (a) in our opinion, the Merger will qualify as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code and (b) the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as it relates to statements of law and legal conclusions and subject to the limitations and qualifications described therein, sets forth the material U.S. federal income tax consequences generally applicable to the Merger.

There can be no assurance that changes in the law will not take place that could affect the U.S. federal income tax consequences of the Merger, or that contrary positions may not be taken by the Internal Revenue

Service. In the event any of the facts, statements, descriptions, covenants, representations, warranties, or assumptions upon which we have relied is incorrect, our opinion might be adversely affected and may not be relied upon.

This opinion addresses only matters set forth herein. This opinion does not address any other U.S. federal tax consequences or any state, local, or foreign tax consequences that may result from the Merger or any other transaction (including any transaction contemplated by the Agreement or undertaken in connection with or in contemplation of the Merger).

We hereby consent to the reproduction and filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to the discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement/Prospectus constituting a part thereof, and any amendment thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati WILSON SONSINI GOODRICH & ROSATI Professional Corporation